EXHIBIT 23.1
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CONSENT OF REGISTERED INDEPENDENT PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated March 24, 2006, relating to the consolidated balance sheets as of December 31, 2005 and 2004, and the related consolidated statements of operations and comprehensive loss, stockholders' equity, and cash flows of Cognitronics Corporation (now known as ThinkEngine Networks, Inc.) for each of the years in the three-year period ended December 31, 2005, which appear in the Annual Report on Form 10-K/A Amendment No. 1 of Cognitronics Corporation (now known as ThinkEngine Networks, Inc.) filed April 28, 2006.



/s/ Carlin, Charron & Rosen LLP


Glastonbury, CT
February 14, 2007